Contango Ore Closes $50 Million Underwritten Offering of Common Stock and Pre-funded Warrants

FAIRBANKS, AK – (February 12, 2026) – Contango ORE, Inc. (“Contango” or the “Company”) (NYSE American: CTGO), is pleased to announce that it has closed its previously announced underwritten offering (the “Offering”) of common stock (the “Shares”) of the Company consisting of 1,678,206 Shares at an offering price of $24.96 per Share to two institutional investors. In the Offering, Contango also offered pre-funded warrants to purchase 325,000 Shares at a purchase price of $24.95 per Share (the “Pre-funded Warrants”), which equals the offering price per Share less the $0.01 exercise price per Share of each Pre-funded Warrant. Aggregate gross proceeds from the Offering are approximately $50 million, before deducting underwriting discounts and commissions and other offering expenses, and excluding the exercise of the Pre-funded Warrants.

The Company intends to use approximately $45,000,000 of the net proceeds to buy back gold hedge contracts and approximately $700,000 of the net proceeds to buy gold put contracts for downside protection. Any remaining proceeds will also be used for general corporate purposes, including working capital.

Canaccord Genuity acted as Sole Bookrunner for the Offering. Cantor, National Bank of Canada Capital Markets, and ATB Cormark Capital Markets acted as Co-Managers for the Offering.

The Offering was made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-283285) previously filed with the U.S. Securities and Exchange Commission (“SEC”) and declared effective on November 27, 2024. A final prospectus supplement and the accompanying prospectus relating to and describing the terms of the Offering, which form a part of the effective registration statement, was filed with the SEC and available on the SEC’s website at www.sec.gov/edgar. Copies of the final prospectus supplement and accompanying prospectus relating to the Offering may also be obtained by contacting Canaccord Genuity LLC, Attention: Syndication Department, 1 Post Office Square, 30th Floor, Boston, MA 02109, or by email at prospectus@cgf.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

ABOUT CONTANGO

Contango is a NYSE American listed company that engages in exploration for and development of gold and associated minerals in Alaska. Contango holds a 30% interest in Peak Gold, LLC (the “Peak Gold JV”), which leases approximately 675,000 acres of land for exploration and development on the Manh Choh project, with the remaining 70% owned by KG Mining (Alaska), Inc., an indirect subsidiary of Kinross Gold Corporation, operator of the Peak Gold JV. The Company and its subsidiaries also have (i) a lease on the

Johnson Tract project from the underlying owner, Cook Inlet Region, Inc.; (ii) a lease on the Lucky Shot project from the underlying owner, Alaska Hardrock Inc.; (iii) a 100% interests held through it wholly owned subsidiary Contango Minerals Alaska, LLC in approximately 145,280 acres of State of Alaska mining claims; and (iv) a 100% interest held through its wholly owned subsidiary Avidian Gold Alaska Inc. in approximately 11,711 acres of State of Alaska mining claims and leases, including a lease of approximately 3,380 acres at Amanita. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding, the expected use of proceeds from the Offering, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, “believe,” “ensure,” “if,” “intend,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “seek,” “may,” “might,” “likely,” “plan,” “positioned,” “strategy,” “continue,” “future,” “going forward,” “designed to,” “proposed,” “contemplate,” and similar expressions or other words of similar meaning, and the negatives thereof, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). However, the absence of these words does not mean that the statements are not forward-looking. Forward-looking statements are based on current expectations, estimates and projections that involve risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the results of unwinding hedging contracts; the risks of the exploration and mining industry (for example, operational risks in exploring for, developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by Contango or the Peak Gold JV; ability to realize the anticipated benefits of the Peak Gold JV; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; Contango’s inability to retain or maintain its relative ownership interest in the Peak Gold JV; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; the extent of disruptions caused by an outbreak of disease; and the possibility that government policies may change, political developments may occur or governmental approvals may be delayed or withheld, including as a result of presidential and congressional elections in the U.S. or the inability to obtain mining permits. Additional information on these and other factors which could affect Contango’s exploration program or financial results are included in Contango’s other reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

CONTACTS

Contango ORE, Inc.

Rick Van Nieuwenhuyse

(907) 388-7770

www.contangoore.com